TriNet Announces Appointment of Healthcare Industry Veteran
Brian Evanko to Board of Directors
Strengthens Board with the Addition of Cigna Healthcare President and Chief Executive Officer and The Cigna Group Executive Vice President and Chief Financial Officer

Dublin, CA — July 9, 2024— TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs), today announced that Brian Evanko, President and CEO for Cigna Healthcare, and EVP and CFO of The Cigna Group, has been appointed to its Board of Directors.
“Brian has a passion for growing strong, customer-centric, and responsible businesses,” said TriNet Chairman, David Hodgson. “We are thrilled to have his extensive healthcare, financial, and management experience added to our exceptional board."
“I am pleased to join the board at TriNet, an industry-leading and highly respected HR solutions company,” said Evanko. “I look forward to sharing my experience and insights to aid TriNet’s mission of powering the success of small and medium-sized businesses.”
In his role as President and CEO for Cigna Healthcare, Evanko oversees all Cigna Healthcare businesses, including U.S. Employer, International Health, and U.S. Government. As CFO for The Cigna Group, he has executive leadership responsibility for the financial operations and functions, Investment Management and Underwriting units across the company.
Prior to his current role, Evanko held financial and operational positions of increasing responsibility across The Cigna Group. This included serving as President of Cigna Healthcare’s U.S. Government business, Business Financial Officer for Cigna’s International Health operations, and numerous other actuarial and financial roles. Evanko is currently based in The Cigna Group’s headquarters in Bloomfield, CT, after having also lived and worked in the company’s offices in Hong Kong, Singapore, and Philadelphia, PA.
He earned a bachelor’s degree in actuarial science from Pennsylvania State University and holds the Fellow of the Society of Actuaries (FSA), Member of the American Academy of Actuaries (MAAA) and Chartered Financial Analyst (CFA) designations. Evanko currently serves on the National Board of Directors for Back on My Feet, a national organization operating in 13 major U.S. cities that combats homelessness through the power of running, community support, and essential employment and housing resources. He also serves on the Executive Committee of the Connecticut Science Center, the state’s foremost institution focused on lifelong learning through science.

About TriNet
TriNet (NYSE: TNET) provides small and medium-size businesses (SMBs) with full-service industry-specific HR solutions, providing both professional employer organization (PEO) and human resources information system (HRIS) services. TriNet offers access to human capital expertise, benefits, risk mitigation, compliance, payroll, and R&D tax credit services, all enabled by industry-leading technology. TriNet’s suite of products also includes services and software-based solutions to help streamline workflows by connecting HR, benefits, employee engagement, payroll and time & attendance. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

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